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Exhibit 99.2

Reconciliation of Net Cash Provided by Operating Activities, Operating Income and Net Income to EBITDA, Adjusted EBITDA and Free Cash Flow
(dollars in millions)

	March 27, 2003 13 weeks	June 26, 2003 13 weeks	September 25, 2003 13 weeks	January 1, 2004 14 weeks	Four Quarters Ended January 1, 2004 53 weeks
EBITDA
(dollars in millions)
Net cash provided by operating activities	$77.3	$162.7	$27.6	$208.5	$476.1
Changes in working capital items and other	(4.7)	(69.4)	67.9	(90.8)	(97.0)

Operating income	72.6	93.3	95.5	117.7	379.1
Depreciation and amortization	35.9	39.3	39.7	43.6	158.5
Minority interest and other expense (income), net	(0.2)	(0.1)	(0.1)	(0.1)	(0.5)

EBITDA	108.3	132.5	135.1	161.2	537.1
Depreciation & amortization	(35.9)	(39.3)	(39.7)	(43.6)	(158.5)
Interest expense, net	(13.7)	(15.4)	(21.8)	(21.1)	(72.0)
Provision for income taxes	(23.4)	(30.7)	(29.4)	(37.7)	(121.2)

Net income	$35.3	$47.1	$44.2	$58.8	$185.4

Adjusted EBITDA
(dollars in millions)
EBITDA	$108.3	$132.5	$135.1	$161.2	$537.1
Loss (gain) on disposal and impairment of operating assets	(2.6)	0.9	(0.8)	0.4	(2.1)
Merger and restructuring expenses and amortization of deferred stock compensation	2.2	2.6	2.0	2.1	8.9
Minority interest and other expense (income), net	0.2	0.1	0.1	0.1	0.5

Adjusted EBITDA(1)	$108.1	$136.1	$136.4	$163.8	$544.4

Free Cash Flow
(dollars in millions)
Net Cash provided by operating activities	$77.3	$162.7	$27.6	$208.5	$476.1
Capital Expenditures	(23.9)	(30.0)	(35.9)	(47.7)	(137.5)
Proceeds from asset sales	10.3	4.0	4.4	3.4	22.1

Free Cash Flow(1)	$63.7	$136.7	$(3.9)	$164.2	$360.7

(1)
Adjusted EBITDA (income from operations before depreciation and amortization expense, merger and restructuring expenses and amortization of deferred stock compensation, (gain) loss on disposal and impairment of operating assets, minority interest in earnings of consolidated subsidiaries and other expense (income), net) was approximately $163.8 million, or 24.0% of total revenues, for the quarter ended January 1, 2004. We believe Adjusted EBITDA provides a useful measure of cash flows from operations for our investors because Adjusted EBITDA is an industry comparative measure of cash flows generated by our operations prior to the payment of interest and taxes and because it is a primary financial measure used by management to assess the performance and liquidity of our Company. Additionally, we believe free cash flow provides a useful measure of liquidity. Adjusted EBITDA and free cash flow are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States of America for purposes of analyzing our profitability or liquidity. In addition, not all funds depicted by Adjusted EBITDA and free cash flow are available for management's discretionary use. For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2003, as amended. Adjusted EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies.

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  Reconciliation of Net Cash Provided by Operating Activities, Operating Income and Net Income to EBITDA, Adjusted EBITDA and Free Cash Flow (dollars in millions)